Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Canoo Inc. on Form S-1, of our report dated March 16, 2020, (which includes an explanatory paragraph relating to the Hennessy Capital Acquisition Corp. IV’s ability to continue as a going concern), relating to the financial statements of Hennessy Capital Acquisition Corp. IV which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 13, 2021